Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

SatCon Technology Corporation®

SATCON TECHNOLOGY REPORTS FINANCIAL RESULTS

FOR THE FIRST QUARTER ENDED MARCH 29, 2008

Revenue Increases by 79% to $14.9 M

Solar and Fuel Cell Inverters Grow 178% to $8.9M in the First Quarter

Boston, MA – May 13, 2008 – SatCon Technology Corporation© (NASDAQ CM: SATC), a developer and supplier of power management and system architecture solutions for the alternative energy and distributed power markets, today announced its operating results for the quarter ended March 29, 2008.

Revenues for the 1st quarter ended March 29, were $14.9 million, compared to $8.3 million in the 1st quarter of 2007, an increase of approximately 79%.  Revenues in the Power Systems Division, increased by 182% to $10.2 million for the quarter compared to $3.6 million in the 1st quarter of 2007.  Driving that growth were revenue increases in photovoltaic and Fuel Cell inverters of over 178% to $8.9 million compared to $3.2 million for the same period in 2007.

Commenting on the financial results, new President and CEO, Steve Rhoades said; “When I decided to come to SatCon it was because I believe that SatCon has a solid technical background and history; a growing market opportunity; and positive traction in both photovoltaic and hybrid electric vehicle products.  . These are the primary draws that convinced me to join the SatCon team and become a part of its exciting future. In the near term, our challenge is to capitalize on SatCon’s enviable position in time, place and capability and convert our past technical success into commercial success”

About SatCon Technology Corporation

SatCon Technology Corporation is a developer and manufacturer of electronics and motors for the Alternative Energy, Hybrid-Electric Vehicle, Grid Support, High Reliability Electronics and Advanced Power Technology markets.  For further information, please visit the SatCon website at www.satcon.com.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “will,” “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation.  There can be no assurance that the company will continue to maintain this level of new orders or that it can successfully deliver the components and systems ordered.    Additional information concerning risk factors is contained from time to time in the Company’s SEC filings.  The Company expressly disclaims any obligation to update the information contained in this release.

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SATCON TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 29,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$11,700,531	$12,615,566
Restricted cash and cash equivalents	84,000	84,000
Accounts receivable, net of allowance of $267,519 and $211,263 at March 29, 2008 and December 31, 2007, respectively	10,090,341	10,462,323
Unbilled contract costs and fees	620,724	536,567
Inventory	20,475,841	17,190,424
Prepaid expenses and other current assets	1,083,048	1,073,194
Total current assets	44,054,485	41,962,074
Property and equipment, net	2,947,511	3,059,651
Goodwill, net	704,362	704,362
Intangibles, net	695,167	793,739
Other long-term assets	71,382	88,851

Total assets	$48,472,907	$46,608,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank line of credit	$3,000,000	$—
Accounts payable	6,870,886	9,153,234
Accrued payroll and payroll related expenses	2,306,285	1,880,867
Other accrued expenses	3,303,545	3,453,883
Accrued contract losses	1,360,845	1,300,000
Deferred revenue	12,273,728	8,103,093
Total current liabilities	$29,115,289	$23,891,077

Warrant liability	3,139,548	3,244,316
Redeemable convertible Series B preferred stock (340 shares issued and outstanding at March 29, 2008 and December 31, 2007; face value $5,000 per share; liquidation preference $1,700,000 and $1,700,000, respectively.	1,700,000	1,700,000
Other long-term liabilities	165,894	133,900
Total Liabilities	$34,120,731	$28,969,293

Commitments and contingencies (Note H)
Redeemable convertible Series C preferred stock (25,000 shares issued and outstanding at March 31, 2008 and December 31, 2007, face value $1,000 per share, liquidation preference $30,000,000 at March 29, 2008 and December 31, 2007)	14,218,044	13,276,091

Stockholders’ equity:
Common stock; $0.01 par value, 200,000,000 shares authorized; 49,961,607 and 49,803,979 shares issued and outstanding at March 29, 2008 and December 31, 2007, respectively	499,616	498,040
Additional paid-in capital	180,379,482	180,933,100
Accumulated deficit	(180,158,815)	(176,757,615)
Accumulated other comprehensive loss	(586,151)	(310,232)
Total stockholders’ equity	$134,132	$4,363,293
Total liabilities and stockholders’ equity	$48,472,907	$46,608,677

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 29, 2008	March 31, 2007
Revenue:
Product revenue	$13,702,490	$6,532,587
Funded research and development and other revenue	1,183,678	1,785,179
Total revenue	$14,886,168	$8,317,766
Operating costs and expenses:
Cost of product revenue	12,648,469	6,370,472
Research and development and other revenue expenses:
Funded research and development and other revenue expenses	1,015,873	1,356,799
Unfunded research and development expenses	998,078	677,409
Total research and development and other revenue expenses	$2,013,951	$2,034,208
Selling, general and administrative expenses	3,155,255	2,742,197
Amortization of intangibles	78,572	109,821
Restructuring costs	—	81,644
Total operating costs and expenses	$17,896,247	$11,338,342
Operating loss	$(3,010,079)	$(3,020,576)
Change in fair value of convertible notes and warrants	(467,481)	234,945
Other (loss) income, net	53,732	(40,554)
Interest income	69,385	85,539
Interest expense	(46,757)	(644,736)
Net loss	$(3,401,200)	$(3,385,382)

Accretion on Series C Preferred Stock to redemption value	(637,991)	—
Dividend on Series C Preferred Stock	(303,962)	—

Net loss attributable to common stockholders	$(4,343,153)	$(3,385,382)

Net loss attributable to common stockholders per weighted average share, basic and diluted	$(0.09)	$(0.08)

Weighted average number of common shares, basic and diluted	49,934,919	41,394,660